EXHIBIT 3.1

CERTIFICATE OF CORRECTION
OF
DESIGNATIONS OF PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF
SERIES A2 CONVERTIBLE PREFERRED STOCK OF MILLENNIUM CELL INC.

Pursuant to Section 103(f) of the Delaware General Corporation Law, the undersigned corporation does hereby submit this Certificate of Correction for the purposes of correcting a certain error in the Designations of Preferences, Limitations, and Relative Rights of Series A2 Convertible Preferred Stock of Millennium Cell Inc. filed in the Office of the Secretary of State of Delaware on June 30, 2005.

1.	The name of the corporation is Millennium Cell Inc.

2.
Designations of Preferences, Limitations, and Relative Rights of Series A2 Convertible Preferred Stock of Millennium Cell Inc. (the “Series A2 Designations”) were filed with the Secretary of State of Delaware on June 30, 2005, and the Series A2 Designations require correction as permitted by Section 103(f) of the Delaware General Corporation Law.

3.
The inaccuracy or defect of the Series A2 Designations to be corrected is as follow: The definition of each of Series A2-0 Liquidation Value, Series A2-1 Liquidation Value, Series A2-2 Liquidation Value, Series A2-3 Liquidation Value and Series A2-4 Liquidation Value is inaccurate in that each definition fails to include “multiplied by ten (10)” at the end of such definition.

4.	The defintion of Series A2-0 Liquidation Value is corrected to read in its entirity as follows:

“Series A2-0 Liquidation Value” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series A2-0 Issue Date (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events) multiplied by (B) ten (10).

5.	The defintion of Series A2-1 Liquidation Value is corrected to read in its entirity as follows:

“Series A2-1 Liquidation Value” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series A2-1 Issue Date (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events) multiplied by (B) ten (10).

6.	The defintion of Series A2-2 Liquidation Value is corrected to read in its entirity as follows:
“Series A2-2 Liquidation Value” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series A2-2 Issue Date (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events) multiplied by (B) ten (10).

7.	The defintion of Series A2-3 Liquidation Value is corrected to read in its entirity as follows:

“Series A2-3 Liquidation Value” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series A2-3 Issue Date (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events) multiplied by (B) ten (10).

8.	The defintion of Series A2-4 Liquidation Value is corrected to read in its entirity as follows:

“Series A2-4 Liquidation Value” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series A2-4 Issue Date (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events) multiplied by (B) ten (10).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on its behalf by John D. Giolli, its Chief Financial Officer and Corporate Secretary, this 25th day of July, 2006, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts stated herein are true.

MILLENNIUM CELL INC.

/s/John D. Giolli
                            John D. Giolli
Chief Financial Officer and
Corporate Secretary